420 Throckmorton Street, Suite 200 Ft. Worth, Texas 76102

GALENFEHA COMPLETES RETIREMENT OF ALL CONVERTIBLE NOTES

FORT WORTH, TEXAS, February 8, 2018—Galenfeha, Inc. (OTC: GLFH) today announced the termination and extinguishment of all convertible notes the company entered into 2nd and 3rd quarters 2017. The company disclosed the note payoffs on Form 8-K, filed with the Securities and Exchange Commission on Thursday, February 8, 2018.

Galenfeha President and CEO, James Ketner commented: “This action removes an obstacle in front of investors, and reaffirms our commitment to our shareholders. The management of the company has purchased large positions in the open market, and therefore our interests are aligned with all current and future shareholders.”

The company has extinguished all debentures that convert into stock, and there is no more stock to be converted at the time of this press release. The company has no options or off balance sheet arrangements that convert into stock.

In closing, Mr. Ketner stated: “With our recent acquisition of Fleaux Solutions, our 2018 year-end earnings guidance of $.04 per share, and with yesterday’s closing price of $.03, our stock is currently trading at a forward P/E of less than 1.”

About Galenfeha, Inc.

The company generates revenue by receiving royalties from products we developed, providing engineering, regulatory, and business consulting services across numerous disciplines, such as aerospace, automotive, and medical, and by making investments in companies that our management team feels to be undervalued. With the recent acquisition of Fleaux Solutions, LLC, the company also generates revenues and earnings through government contracts.

For more information on Galenfeha, please visit www.galenfeha.com

About Fleaux Solutions, LLC

For more information on Fleaux Solutions, LLC please visit www.fleauxsolutions.com

Please see Fleaux Solutions slide presentation: https://prezi.com/view/7P3RcS0t8Xeay8erb2UD/

Contact:
Galenfeha, Inc.
817-945-6448
info@galenfeha.com

Forward-Looking Statements: Except for historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and "appears," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization, or technological difficulties; the regulatory and trade environment; the impact of reimbursement rates and coverage; and the risk factors reported from time to time in the Company's SEC reports. The Company undertakes no obligation to revise any forward-looking statements as a result of future events or developments.